As filed with the Securities and Exchange Commission on March 23, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CATERPILLAR INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)

100 NE Adams Street Peoria, Illinois 61629 (Address of Principal Executive Offices)

Caterpillar Inc. Supplemental Deferred Compensation Plan
(Full Title of the Plan)

James B. Buda
Vice President, Secretary and General Counsel
Caterpillar Inc.
100 NE Adams Street
Peoria, Illinois 61629-7310
(309) 675-4429
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)

Deferred Compensation Obligations(1)	$150,000,000	N/A	$150,000,000	$4,605.00(2)

(1)  The Deferred Compensation Obligations being registered are unsecured obligations of Caterpillar Inc. to pay deferred compensation in the future in accordance with the terms and conditions of the Caterpillar Inc. Supplemental Deferred Compensation Plan, as may be amended from time to time.

(2) Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for calculating the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Caterpillar Inc. (“Caterpillar,” the “Registrant” or the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement:

(a) Caterpillar’s Annual Report on Form 10-K (File No. 1-768) for the fiscal year ended December 31, 2006, filed with the Commission on February 23, 2007;

(b) Caterpillar’s Current Report on Form 8-K (File No. 1-768) filed with the Commission on January 3, 2007.

(c) Caterpillar’s Current Report on Form 8-K (File No. 1-768) filed with the Commission on February 12, 2007.

(d) Caterpillar’s Current Report on Form 8-K (File No. 1-768) filed with the Commission on February 15, 2007.

(e) Caterpillar’s Current Report on Form 8-K (File No. 1-768) filed with the Commission on February 15, 2007.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The deferred compensation obligations being registered under this Registration Statement (the “Deferred Compensation Obligations”) are issuable under the terms of the Caterpillar Inc. Supplemental Deferred Compensation Plan (the “Plan”). The Deferred Compensation Obligations represent obligations of Caterpillar to pay participants in the Plan certain compensation amounts in the future that that have been credited to a participant’s bookkeeping account or deferred by a participant under the Plan. Participating employers are Caterpillar and certain affiliated companies who have adopted the Plan.

The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing additional income deferral and investment opportunities to a select group of management and other highly compensated employees who participate in the Caterpillar 401(k) Plan. The Deferred Compensation Obligations are payable in cash following certain specified events permitted in accordance with Internal Revenue Code Section 409A.  Participants can elect to receive payment in either a lump sum or in quarterly, semi-annual or annual installments over a certain term. If no such election is made, payment will be made in a lump sum.

The obligation to pay the vested balance of a Plan participant’s account shall at all times be an unfunded and unsecured obligation of Caterpillar (or the participating employer, as applicable) and rank pari passu with other unsecured and unsubordinated indebtedness of Caterpillar (or the participating employer, as applicable) (even if Caterpillar establishes a “rabbi trust”). The Deferred Compensation Obligations are not convertible into any other security of Caterpillar or any participating employer. Benefits are payable solely from Caterpillar’s (or the participating employer’s, as applicable) general funds and are subject to the risk of corporate insolvency.  Participants will not have any interest in any particular assets of Caterpillar by reason of any obligation created under the Plan. Nothing in the Plan creates or may be construed as creating a trust of any kind or any other fiduciary relationship between Caterpillar, a participating employer and a participant or any other person, and each participant (or person claiming through him or her) will be responsible for enforcing his or her own rights with respect to the Deferred Compensation Obligations.

A participant’s or beneficiary’s rights to the Deferred Compensation Obligations cannot be sold, transferred, assigned, pledged or otherwise alienated or encumbered except that a participant may make a written designation of a beneficiary to receive such deferred amounts upon his or her death pursuant to the terms of the Plan. Any attempt to sell, transfer, assign, pledge or encumber the Deferred Compensation Obligations will be void.

The amount of compensation to be credited to the account of or deferred by each participant is determined in accordance with the terms of the Plan and will be based on elections by the participant and certain amounts credited by a participating employer. Amounts in a participant’s bookkeeping account under the Plan will be indexed to one or more hypothetical or “deemed” investment media individually chosen by a participant from the hypothetical investment funds available under the Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation. Amounts credited to the account of or deferred by the participants, as applicable, will be fully vested (i.e., nonforfeitable).  There is no trading market for the Deferred Compensation Obligations.

The Plan may be terminated at any time by Caterpillar. The Plan may be amended at any time, in whole or in part, by Caterpillar’s Vice President, Human Services Division, acting in consultation with Caterpillar’s Chairman of the Board of Directors and appropriate Group President(s) of Caterpillar (or in consultation with the full Board of Directors if the Chairman of the Board deems it necessary). Any amendment of the Plan will not directly or indirectly reduce the balance of any participant’s account as of the effective date of the amendment.

The foregoing is a brief description of the Deferred Compensation Obligations. The official provisions of the Plan are contained in the attached Plan document, which is attached as Exhibit 4.1 and is controlling in the event of a discrepancy.

Item 5. Interests of Named Experts and Counsel.

The validity of the Deferred Compensation Obligations issuable under the Caterpillar Inc. Supplemental Deferred Compensation Plan have been passed upon by Debra Kuper, our internal securities counsel. Ms. Kuper does not currently participate in the Plan, however, she is eligible to participate. Ms. Kuper beneficially owns less than one percent of the common stock of the Company.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. Article V of the Company’s Bylaws provides in effect that the Company shall provide certain indemnification to such persons. Article Ninth of the Company’s Restated Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for any breach of fiduciary duty except in certain circumstances. The Company has purchased directors’ and officers’ liability insurance in the amounts and subject to the conditions set forth in such policies.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description
4.1	Caterpillar Inc. Supplemental Deferred Compensation Plan.
5.1	Opinion of Debra Kuper, Securities Counsel for Caterpillar Inc.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Debra Kuper (included in Exhibit 5.1).

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; or

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Form S-8 - SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, and the State of Illinois.

CATERPILLAR INC. (Registrant)
March 22, 2007	By:	/s/ James B. Buda, Secretary

James B. Buda, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
March 22, 2007	/s/ James W. Owens	Chairman of the Board, Director and Chief Executive Officer

(James W. Owens)
March 22, 2007	/s/ Stuart L. Levenick	Group President

(Stuart L. Levenick)
March 22, 2007	/s/ Douglas R. Oberhelman	Group President

(Douglas R. Oberhelman)
March 22, 2007	/s/ Gerald L. Shaheen	Group President

(Gerald L. Shaheen)
March 22, 2007	/s/ Gerard R. Vittecoq	Group President

(Gerard R. Vittecoq)
March 22, 2007	/s/ Steven H. Wunning	Group President

(Steven H. Wunning)
March 22, 2007	/s/ David B. Burritt	Vice President and Chief Financial Officer

(David B. Burritt)
March 22, 2007	/s/ Bradley M. Halverson	Controller and Chief Accounting Officer

(Bradley M. Halverson)

March 22, 2007	/s/ W. Frank Blount	Director

(W. Frank Blount)
March 22, 2007	/s/ John R. Brazil	Director

(John R. Brazil)
March 22, 2007	/s/ Daniel M. Dickinson	Director

(Daniel M. Dickinson)
March 22, 2007	/s/ Eugene V. Fife	Director

(Eugene V. Fife)
March 22, 2007	/s/Gail D. Fosler	Director

(Gail D. Fosler)
March 22, 2007	/s/ Juan Gallardo	Director

(Juan Gallardo)
March 22, 2007	/s/ David R. Goode	Director

(David R. Goode)
March 22, 2007	/s/ Peter A. Magowan	Director

(Peter A. Magowan)
March 22, 2007	/s/ William A. Osborn	Director

(William A. Osborn)
March 22, 2007	/s/ Charles D. Powell	Director

(Charles D. Powell)
March 22, 2007	/s/ Edward B. Rust, Jr.	Director

(Edward B. Rust, Jr.)
March 22, 2007	/s/ Joshua I. Smith	Director

(Joshua I. Smith)

Exhibit Index

Exhibit No.	Description
4.1	Caterpillar Inc. Supplemental Deferred Compensation Plan.
5.1	Opinion of Debra Kuper, Securities Counsel for Caterpillar Inc.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Debra Kuper (included in Exhibit 5.1).